Exhibit (d)(6)

November 21, 2021

Paloma Partners VI Holdings, LLC

1100 Louisiana Street

Suite 5100

Houston, TX 77002

Attention:	Christopher N. O’Sullivan
Chief Executive Officer

Re:          Project Gazelle

Gentlemen:

EnCap Energy Capital Fund XI L.P., a Texas limited partnership (“we” “us” “our” or “EnCap”), is entering into this letter agreement (this “Agreement”) with Paloma Partners VI Holdings, LLC, a Delaware limited liability company (“you,” “your” or “Parent”), and providing the Commitment (as defined below) to Parent in connection with Parent’s execution and delivery of the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated of even date herewith, among Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), Parent and Paloma Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, the Company will be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Parent. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Merger Agreement.

You may provide a copy of this Agreement to the Company in order to induce the Company to enter into the Merger Agreement.

As set forth in more detail below, this Agreement sets forth our agreement and binding commitment, subject to the terms and conditions contained herein, to contribute funds to Parent to enable Parent to fund Parent’s Obligations (as defined below).

Paloma Partners VI Holdings, LLC

November 21, 2021

1.            Commitment. EnCap hereby confirms its commitment (the “Commitment”), subject to the terms and conditions set forth herein, to purchase, or to cause the purchase of membership interests in Parent, at or immediately prior to the acceptance for payment of shares of Common Stock validly tendered for purchase pursuant to the Offer and not withdrawn as contemplated by the Offer Documents for cash in an aggregate amount equal to, collectively and in the aggregate, $550,000,000.00 (the “Commitment Amount”), with the understanding that Parent will, in turn, contribute to Merger Sub the funds from the Commitment Amount necessary to pay (a) the Offer Price for shares of Common Stock validly tendered and not withdrawn that are to be accepted for purchase pursuant to the Offer, (b) the Merger Consideration to be paid upon consummation of the Merger, in each case in accordance with the Merger Agreement, (c) amounts due pursuant to the agreements and plans set forth in Schedule 5.18(l) to the Merger Agreement, (d) the amounts, if any, that become due and owing upon or promptly following the consummation of the Merger under the Company Credit Agreement, as amended and in effect at the time of the Merger, and (e) any other amounts payable by Parent or Merger Sub under Articles 2 and 3 of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement (collectively, “Parent’s Obligations”). We may effect such purchase of membership interests in Parent through one or more affiliated entities or co-investment vehicles designated by us; provided, however, that no such action shall reduce the aggregate amount of the Commitment or otherwise affect our obligations under this Agreement. In the event that Parent, upon the consummation of the Offer and the Merger, does not require the entire Commitment Amount in order to fund Parent’s Obligations, the Commitment Amount shall be reduced to an amount necessary to fund Parent’s Obligations. Notwithstanding anything herein to the contrary, we shall not, under any circumstances, be obligated to contribute to, purchase equity of, or otherwise provide funds to Parent or Merger Sub in any amount in excess of Parent’s Obligations.

2.            Conditions. Our obligation to fund the Commitment shall be subject to the satisfaction or waiver of all conditions to the obligations of Parent and Merger Sub in the Merger Agreement to consummate the Offer and the Merger (other than any conditions that by their nature are to be satisfied at the Closing).

3.            No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the parties hereto agree and acknowledge that, (a) no Person other than EnCap shall have any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and (b) notwithstanding that EnCap is a limited partnership, Parent has no right of recovery under this Agreement or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of or by reason of such obligations or their creation, or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future director, officer, employee, agent, attorney, direct or indirect equity holder, controlling person, general or limited partner, manager, member, stockholder, affiliate or assignee of EnCap, in each case, or any former, current or future director, officer, employee, agent, attorney, direct or indirect equity holder, controlling person, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, in each case (each, a “Related Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party, as such, for any of our obligations under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

Paloma Partners VI Holdings, LLC

November 21, 2021

4.            Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, however, the Company shall constitute a third party beneficiary hereof for the purpose of seeking specific performance of our obligation to fund the Commitment hereunder, and as otherwise set forth in this Agreement (including Sections 6 and 14) and, for the avoidance of doubt, in such circumstances, the Company may use all available means at law or equity to enforce our obligation to fund Commitment. Without limiting the generality of the foregoing provisions of this Section 4, the creditors of Parent or of the Company, if any, shall not have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

5.            Enforceability. This Agreement may only be enforced by (a) EnCap, (b) Parent, and (c) to the extent permitted under Section 4 hereof, the Company. EnCap hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding asserting that this Agreement is illegal, invalid or unenforceable, in whole or in part, in accordance with its terms.

6.            No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of each of EnCap, Parent and the Company. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among EnCap or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement).

7.            Effective Time of the Commitment. The Commitment shall become effective on the date and time at which the Merger Agreement has been duly executed and delivered by all parties thereto, whereupon this Agreement will constitute the commitment of EnCap to provide the Commitment Amount, directly or indirectly, to Parent and Merger Sub on the terms and subject only to the conditions set forth herein.

8.            Termination. The obligations of EnCap pursuant to this Agreement shall terminate automatically and immediately upon the earliest to occur of: (a) the funding of the Commitment in full pursuant to the terms hereof, (b) the consummation of the Closing and (c) the valid termination of the Merger Agreement in accordance with its terms (at which time all such obligations shall be discharged). Upon any termination of this letter, this letter shall cease to have force and effect, and there shall be no further liability or obligation on the part of the parties hereto, except that the provisions of Sections 3, 4, 6, 10, 12, 14, and 16 shall survive any termination of this Agreement.

Paloma Partners VI Holdings, LLC

November 21, 2021

9.            EnCap Representations. EnCap represents and warrants to Parent that (a) EnCap is a limited partnership validly formed and existing and in good standing under the laws of Texas, (b) has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms of this Agreement, (c) this Agreement has been duly and validly executed and delivered by EnCap and constitutes a legal, valid and binding obligation of EnCap enforceable against EnCap in accordance with its terms, (d) the execution, delivery and performance by EnCap of this Agreement does not and will not (1) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any agreement governing indebtedness or any material contract or (2) violate its certificate of formation, partnership agreement, operating agreement or similar organizational documents or any Applicable Law; and (e) as of the date hereof, EnCap has, and at all times prior to the Closing will have, uncalled capital commitments or other available funds in excess of the Commitment Amount, and accordingly, all funds necessary for EnCap to fulfill its obligations contained herein shall be immediately available to EnCap at such time when Parent is required in accordance with the Offer Documents and the Merger Agreement to accept for payment shares of Common Stock validly tendered and not withdrawn pursuant to the Offer and to pay the Merger Consideration as required by the Merger Agreement.

10.            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a document in portable document format (PDF) (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Facsimile communication shall not constitute notice. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Parent:

Paloma Partners VI Holdings, LLC

1100 Louisiana Street, Suite 5100

Houston, TX 77002

Attention: Christopher N. O’Sullivan

Email: cosullivan@palomaresources.com

Paloma Partners VI Holdings, LLC

November 21, 2021

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street

4200 JPMorgan Chase Tower

Houston, TX 77002

Attention: G. Michael O’Leary or Henry Havre

E-mail: moleary@huntonak.com; hhavre@huntonak.com

If to EnCap:

EnCap Investments L.P.

1100 Louisiana Street, Suite 4900

Houston, TX 77002

Attention: Doug Swanson

E-mail: dswanson@encapinvestments.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis Street

4200 JPMorgan Chase Tower

Houston, TX 77002

Attention: G. Michael O’Leary or Henry Havre

E-mail: moleary@huntonak.com; hhavre@huntonak.com

If to the Company:

Goodrich Petroleum Corporation

801 Louisiana Street, Suite 700

Houston, Texas 77002

Attention: Michael J. Killelea

E mail: Mike.Killelea@goodrichpetroleum.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Michael S. Telle

E-mail: mtelle@velaw.com

Paloma Partners VI Holdings, LLC

November 21, 2021

11.            Amendment of Merger Agreement. Parent agrees not to consent to any amendment to the Merger Agreement in any respect that is material to EnCap without EnCap’s prior written approval, and Parent shall not waive any rights or conditions under the Merger Agreement without the prior approval of EnCap, and in each case such approval by EnCap may be given or withheld in its sole discretion.

12.            Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof for which money damages, even if available, would not be an adequate remedy, and that the parties hereto (including the Company) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 13 below, in addition to any other remedy to which such party may be entitled under this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

13.            Governing Law; Choice of Venue. This Agreement, and any claims or disputes arising or relating to this Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom) (the “Chosen Courts”), and each of the parties hereto hereby irrevocably consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the Chosen Courts. Process in any suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court.

14.            Assignment. Except as contemplated in Section 1 hereof, (a) neither this Agreement nor any of EnCap’s obligations hereunder shall be assignable by EnCap without the prior written consent of the Company and (b) neither this Agreement nor any of the rights or obligations hereunder of any party hereto shall be assignable without the prior written consent of each of the parties hereto. Any assignment in violation of this Section 14 shall be null and void ab initio.

15.            Waiver of Jury Trial. Each of the parties to this Agreement hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this paragraph.

Paloma Partners VI Holdings, LLC

November 21, 2021

16.            Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company by EnCap solely in connection with the Merger Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Offer Documents or the Schedule 14D-9) by Parent or the Company except with the prior written consent of EnCap in each instance; provided, that no such written consent is required for any disclosure of the existence or the contents of this Agreement to (a) the extent required by Applicable Law or in connection with any litigation related to the Merger Agreement and the transactions contemplated thereby, (b) Parent’s or the Company’s respective Affiliates, owners and representatives who need to know of the existence of this Agreement and who agree to maintain the confidentiality of this Agreement, or (c) the extent reasonably required in connection with the enforcement of the rights of Parent or the Company hereunder. The parties hereto acknowledge and agree that EnCap may disclose this Agreement, the Merger Agreement (including draft copies thereof prior to its completion), and any other information pertaining to the transactions contemplated thereby to its advisory board, partners (including both general partners and limited partners), and other investors.

17.            Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(Remainder of Page Left Intentionally Blank)

Best regards,

EnCap ENERGY CAPITAL FUND XI, L.P.

By:	EnCap Equity Fund XI GP, L.P., its general partner

By:	EnCap Equity Fund XI GP, LLC, its general partner

By:	EnCap Investments L.P., its sole member

By:	EnCap Investments GP, L.L.C., its general partner

By:	/s/ Douglas E. Swanson, Jr.
	Name:	Douglas E. Swanson, Jr.
	Title:	Managing Partner

Acknowledged and agreed as of
the date first above written:

Paloma PARTNERS VI Holdings, LLC

By:	/s/ Christopher N. O’Sullivan
	Name:	Christopher N. O’Sullivan
	Title:	Chief Executive Officer

Signature Page to Equity Commitment Letter

Acknowledged and agreed as of the date first above written as an express third-party beneficiary under Section 4 of the Agreement:

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
	Name:	Walter G. Goodrich
	Title:	Chairman and Chief Executive Officer

Signature Page to Equity Commitment Letter